Exhibit 10.8

September 21, 2015

Gary C. Hanna

2633 Pemberton Drive

Houston, TX 77005

Dear Gary:

We are pleased to offer you a position as Chief Executive Officer of KLR Energy Acquisition Corp. (the “Company”). You will not receive a salary or a bonus from the Company for positions held with the Company or any of its affiliates except as set forth in any separate agreement with KLR Energy Sponsor, LLC.

You will be eligible and entitled to participate in any 401(k) plans of the Company and in group medical, dental, life and insurance plans or programs of the Company, if any, all in accordance with the terms and conditions of the applicable plan documents. You will also be entitled to such other fringe benefits and conditions of employment, including without limitation, customary holidays and vacation, as appropriate for an employee of comparable rank, which may be amended from time to time. All amounts of compensation paid to you shall be paid subject to applicable taxes, deductions and withholdings.

Your employment and all of the above compensation and benefits are and shall remain expressly conditioned upon your attaining and maintaining all appropriate licenses necessary for you to conduct the functions of your job at the Company, satisfactory completion of employment and education checks, a criminal background check, verification of your identity and authorization to legally work in the United States, and your continuing compliance with the securities compliance rules of the Company, the Constitution, and the rules and regulations of the Securities and Exchange Commission, national and regional exchanges, clearing corporations, and all other federal and state authorities or regulatory agencies having jurisdiction over your business conduct, as may be in force from time to time.

You hereby irrevocably waive any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to you out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waive any Claim you may have in the future as a result of, or arising out of, this agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agree not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

KLR Energy Acquisition Corp. 811 Main Street, 18th Floor, Houston, TX 10174 Tel: 713-654-8080

Both during and after your employment with the Company, you shall keep secret and maintain in strictest confidence, and shall not use for the benefit of yourself or others except in connection with the business of the Company, all information or materials relating to the actual or prospective business of the Company or its affiliates (and all information or material received from others in the course of the Company’s actual or prospective business) which is obtained by you in the course of your employment with the Company and is not otherwise publicly available (provided that you were not responsible, directly or indirectly, for such information entering the public domain without the Company’s consent). Promptly upon your resignation or termination, you shall surrender to the Company all documents, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the foregoing information. If you resign or are terminated for any reason, then for one year following the date of your resignation or termination you agree not to solicit, attempt to solicit, or encourage any employee to leave the employment of the Company or its affiliates, and not to interfere with or disrupt any other then existing contractual relationship (so long as it continues to exist during the one year period set forth above) between the Company or its affiliates and any other person or entity. In addition, if you resign or are terminated for cause, then (i) for six months following the date of your resignation or termination you agree not to solicit or participate in the solicitation of any part of the business of the Company or its affiliates from any person or entity which was a client of the Company or its affiliates at the time of your resignation or termination, and (ii) for three months following the date of your resignation or termination you agree not to solicit or participate in the solicitation of any part of the business of the Company or its affiliates from any person or entity which is a prospective client of the Company or its affiliates.

In accepting this offer, you represent and warrant to the Company that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with the Company or which would result in any additional payment from the Company, other than the non-solicitation and other business activities provisions set forth in Sections 10(b) and 10(c) of the Consulting Agreement between you and Energy XXI (Bermuda) Limited, dated as of April 15, 2014. You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and shall not use or disclose such information in performing your duties for the Company.

This offer letter shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. This offer letter contains all of the terms of your employment on which we have agreed, and cannot be changed except by in writing signed by both parties. Nothing in this offer letter changes the fact that you are an at-will employee. This offer letter supersedes all prior verbal and/or written communication between you and the Company with respect to the subject matter hereof.

Your first day of employment with the Company will be September 21, 2015, or as soon thereafter as you and we agree.

Sincerely,

/s/ Edward Kovalik
Edward Kovalik
President

Accepted as of the date first set forth above:

/s/ Gary C. Hanna
Gary C. Hanna

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